Gladstone Capital Announces Election of Paula Novara as Director

MCLEAN, VA, October 12, 2022– Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced that Paula Novara had been elected to the 2024 class of Directors for the Company, effective October 11, 2022. Ms. Novara, age 53, has been Head of Resource Management of the Company since its founding. Ms. Novara is also Head of Human Resources, Facilities & Office Management and IT at Gladstone. Prior to joining the Company, Ms. Novara served as Assistant Vice President of Human Resources with the WMF Group and as a Consultant to Prudential Financial. From 1996 to 1997, Ms. Novara worked for TREEV, a publicly held imaging software vendor. From 1992 to 1996, Ms. Novara worked for Environmental Products Corporation in their corporate Human Resources department. Ms. Novara is certified through the Society for Human Resource Management as a Professional in Human Resources, holds an MA from Marymount University in Human Resources Management and a BA in Spanish and French from St. Mary’s College of Notre Dame. Ms. Novara is also fluent in Italian, Spanish and French. The Company believes Ms. Novara’s experience, including her in-depth knowledge of the Company, will increase the diversity of views to the benefit of the Board.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly traded Gladstone funds can be found at www.GladstoneCapital.com or www.GladstoneCompanies.com.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Source: Gladstone Capital Corporation